Exhibit 99.1

            Magnetek Meets NYSE Continued Listing Requirements


    MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--March 12, 2007--Magnetek, Inc. (NYSE:MAG) today announced that it has been removed from the NYSE's "Watch List" and is now considered "a company in good standing in relation to the Exchange's quantitative continued listing standards".

    Magnetek's reinstatement to good standing comes as a result of the Company's consistent positive performance against a business plan submitted to the NYSE and its compliance with the Exchange's minimum market capitalization and shareholders' equity standard over the past six months. After a 12-month follow-up period to ensure continuing compliance, the Company will remain subject to normal NYSE monitoring procedures.

    On Thursday, March 15, at 8:15 in the morning, Magnetek will present at B. Riley & Company's Eighth Annual Las Vegas Investor Conference, being held at The Palms Casino Resort. David Reiland, Magnetek's President and CEO, will discuss the Company's recent restructuring, including the divestiture of its power electronics business, as well as its prospects for future growth.

    Founded in 1984 and listed on the New York Stock Exchange in 1989, Magnetek is included in the Standard & Poors 600 Small-Cap Industrials Index. The restructured Company specializes in digital power and motion control systems for material handling, people-moving, wireless communications and clean-energy delivery.

    For the fiscal year ended July 2, 2006, Magnetek's revenues were $101.6 million, including results of its communications power systems business (a). For further information about Magnetek, its Energy Engineered(TM) products, its Engineered Energy(TM) delivery systems, and its role in shaping the future of power and motion control, visit www.magnetek.com.

    (a) During its fiscal 2007 second quarter, Magnetek decided to retain its communications power systems business as a continuing operation, and the results of that business were reclassified from discontinued operations to continuing operations.


    CONTACT: Magnetek, Inc.
             Robert Murray, 866-551-4636
             bmurray@magnetek.com